EXHIBIT 99.1
DIRECTORS AND EXECUTIVE OFFICERS OF FOSUN INTERNATIONAL LIMITED
AND
PERSONS CONTROLLING FOSUN INTERNATIONAL LIMITED
The name, business address, present principal employment and citizenship of each director and executive officer of Fosun International is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No.2 East Fuxing Road, Shanghai, China	Executive Director, Chairman of the Board and Chief Executive Officer of Fosun International	China

Liang Xinjun	No.2 East Fuxing Road, Shanghai, China	Executive Director, Vice Chairman of the Board and President of Fosun International	China

Wang Qunbin	No.2 East Fuxing Road, Shanghai, China	Executive Director of Fosun International	China

Fan Wei	No.2 East Fuxing Road, Shanghai, China	Executive Director of Fosun International	China

Ding Guoqi	No.2 East Fuxing Road, Shanghai, China	Executive Director and Chief Financial Officer of Fosun International	China

Qin Xuetang	No.2 East Fuxing Road, Shanghai, China	Executive Director and General Counsel of Fosun International	China

Wu Ping	No.2 East Fuxing Road, Shanghai, China	Executive Director and Chief Administrative and Personnel Officer of Fosun International	China

Liu Benren	No.2 East Fuxing Road, Shanghai, China	Non-Executive Director of Fosun International	China

Chen Kaixian	No. 555 Zuchongzhi Road, Research Office of Shanghai Institute of Materia Medica, Chinese Academy of Sciences, Shanghai, China	Independent Non-Executive Director of Fosun International; Director of Shanghai Pharmaceuticals Research Institute of the Chinese Academy of Science	China

Zhang Shengman	50/F Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong, China	Independent Non-Executive Director of Fosun International; Vice Chairman of Global Banking and Chief Operating Officer of Citigroup’s Corporate and Investment Banking, Asia-Pacific	Hong Kong Special Administrative Region

Andrew Y. Yan	Room 2115, Pacific Place II, Hong Kong, China	Independent Non-Executive Director of Fosun International; Managing Partner of SAIF Partners	Hong Kong Special Administrative Region
     Fosun International is a subsidiary of Fosun Holdings, which in turn is a subsidiary of Fosun International Holdings. Fosun International Holdings is controlled by Mr. Guo Guangchang.
     Fosun Holdings is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. Fosun Holdings is principally engaged in investment holding.

     Fosun International Holdings is a corporation organized under the laws of the British Virgin Islands with its principal business address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Fosun International Holdings is principally engaged in investment holding.
     Guo Guangchang’s principal business address is No. 2 East Fuxing Road, Shanghai, China. He is a citizen of China. In addition to being the Executive Director, Chairman of the Board and Chief Executive Officer of Fosun International Limited, he is also a Director of Nanjing Iron & Steel United Co., Ltd., a Director of Shanghai Fosun Pharmaceuticals (Group) Company Limited, and Chairman of the Board and Executive Director of Shanghai Forte Land Co., Ltd.